 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 22, 2013

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-8546	22-2465228
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Syms Way, Secaucus, New Jersey		07094
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(201) 902-9600

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	Completion of Acquisition or Disposition of Assets

On August 22, 2013, Trinity Place Holdings Inc. (the “Company”) sold its approximately 59,000 square foot Elmsford, New York property (the “Elmsford Property”) to KRC Acquisition Corp., an affiliate of Kimco Realty, for net proceeds of approximately $22.0 million in cash.

The sale agreement for the Elmsford Property is attached as Exhibit 2.01 to this Form 8-K, and is incorporated herein by reference.

ITEM 8.01	Other Events

Since the filing on July 16, 2013 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 1, 2013 (the “First Quarter 10-Q”), the Company has sold two more of its properties in addition to its sale of the Elmsford Property. On July 26, 2013, the Company sold its approximately 77,000 square foot Marietta, Georgia property for net proceeds of approximately $2.9 million in cash, and on August 15, 2013, the Company sold its approximately 55,000 square foot Ft. Lauderdale, Florida property for net proceeds of approximately $1.9 million in cash.

In addition, as disclosed in the First Quarter 10-Q, the Company’s overhead expenses have exceeded the original expectations, and the Company expected at the time of filing the First Quarter 10-Q that it would likely exhaust the overhead reserve established under the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries (the “Plan”) in August 2013.

As a result of certain savings, the Company now believes that the overhead reserve is likely to be exhausted in September 2013. The Company is still attempting to negotiate an increase in the overhead reserve from the holder of the Series A Preferred Stock, who has the sole authority to approve such an increase. Simultaneously, the Company is actively exploring the possibility of equity and/or debt financing. Under the Plan, the proceeds of a common equity financing can be used to fund overhead and operating expenses in excess of the reserves established by the Plan, while proceeds of a debt financing must generally be used to pay creditor claims. There can be no assurance that the holder of the Series A Preferred Stock will consent to an increase in the overhead reserve, and there can be no assurance that equity or debt financing will be available to the Company on acceptable terms, or at all.

ITEM 9.01	Financial Statements and Exhibits

2.01 Purchase Agreement, dated July 16, 2013, between the Company and KRC Acquisition Corp.*

*	The schedules and other attachments to this Exhibit 2.01 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Trinity Place Holdings Inc.

By:	/s/ Richard G. Pyontek
	Name:	Richard G. Pyontek
	Title:	Chief Financial Officer,
Treasurer and Secretary

Dated:  August 28, 2013